Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES COMPLETION OF
2007 AUTHORIZATION AND COMMENCES 2008 AUTHORIZATION UNDER RULE 10b5-1 STOCK REPURCHASE PROGRAM
East Lansing, Mich. (October 28, 2008) American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company has completed the 2007 stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934. The Company has commenced its 2008 stock repurchase authorization totaling $20 million under its Rule 10b5-1 plan approved by its Board of Directors in October 2007.
“We are very happy to be buying back our stock at these levels,” stated President and CEO R. Kevin Clinton. “Over the last several weeks we were able to invest in our Company at attractive levels and aggressively buy back our stock.”
Through October 27, 2008, the Company has repurchased 711,170 shares utilizing $29.9 million of equity in 2008. Since the inception of our share repurchase program in 2001, the Company has repurchased 8.7 million shares at an average price of $22.96 per share. The Company has the following outstanding share repurchase authorizations:

		Type of		(In thousands)
Date Approved	Authorization	Repurchase		Amount	Amount
By Board	Year	Plan		Authorized	Remaining (1)
October 27, 2006	2007	Rule 10b5-1	(2)	$32,000	COMPLETED

October 29, 2007	2008	Rule 10b5-1		$20,000	$20,000
February 7, 2008	NA	Discretionary	(3)	$25,000	$21,409

				$45,000	$41,409

NA = not applicable

(1)	As of mid-day October 28, 2008.

(2)	Per Board’s approval, approximately 19.4 million unused dollars were rolled over into 2008.

(3)	All shares will be repurchased under management’s discretion in the open market or in privately negotiated transactions during the Company’s normal trading windows.

Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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